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                                                                  EXHIBIT (k)(6)

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                      AMENDED AND RESTATED CREDIT AGREEMENT

                            Dated as of May 19, 1998

                                     between

                     COLONIAL INTERMEDIATE HIGH INCOME FUND

                                       and

                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION



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                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----


I     DEFINITIONS AND INTERPRETATION.......................................  1
      1.1.          Defined Terms..........................................  1
      1.2.          Interpretation.........................................  1
      1.3.          Accounting Terms.......................................  2
      1.4.          Authority of Adviser; Adviser Disclaimer...............  2

II    THE CREDITS..........................................................  3
      2.1.          Amounts and Terms of Commitments.......................  3
      2.2.          Note...................................................  3
      2.3.          Transfer of Proceeds...................................  3
      2.4.          Prepayments............................................  3
      2.5.          Repayment..............................................  4
      2.6.          Interest...............................................  4
      2.7.          Computation of Fees and Interest.......................  5
      2.8.          Payments...............................................  5
      2.9.          Source of Repayment....................................  5

III   TAXES, YIELD PROTECTION AND ILLEGALITY...............................  6
      3.1.          Taxes..................................................  6
      3.3.          Increased Costs and Reduction of Return................  7
      3.4.          Prepayment Fee.........................................  8
      3.4.          Certificates of Bank...................................  9
      3.5.          Survival...............................................  9

IV    CONDITIONS TO LOAN...................................................  9
      4.1.          Conditions of Loan.....................................  9

V     REPRESENTATIONS AND WARRANTIES....................................... 11
      5.1.          Existence.............................................. 11
      5.2.          Authorization.......................................... 12
      5.3.          No Conflicts........................................... 12
      5.4.          Validity and Binding Effect............................ 12
      5.5.          No Default............................................. 12
      5.6.          Financial Statements................................... 12
      5.7.          Litigation............................................. 13
      5.8.          Liens.................................................. 13
      5.9.          Partnerships........................................... 13
      5.10.         Purpose................................................ 13
      5.11.         Compliance and Government Approvals.................... 14
      5.12.         Pension and Welfare Plans.............................. 14
      5.13.         Taxes.................................................. 14
      5.14.         Subsidiaries; Investments.............................. 14
      5.15.         Full Disclosure........................................ 14
      5.16.         Investment Policies.................................... 14
      5.17.         Tax Status............................................. 14
      5.18.         Status of Loans........................................ 15


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                                                                          Page
                                                                          ----

VI    COVENANTS............................................................ 15
      6.1.          Financial Statements and Other Reports................. 15
      6.2.          Notices................................................ 16
      6.3.          Existence.............................................. 17
      6.4.          Nature of Business..................................... 17
      6.5.          Books, Records and Access.............................. 17
      6.6.          Insurance.............................................. 18
      6.7.          Investment Policies and Restrictions................... 18
      6.8.          Taxes.................................................. 18
      6.9.          Compliance............................................. 19
      6.10.         Pension Plans.......................................... 19
      6.11.         Merger, Purchase and Sale.............................. 19
      6.12.         Asset Coverage Ratio................................... 19
      6.13.         Liens.................................................. 19
      6.14.         Guaranties............................................. 20
      6.15.         Other Agreements....................................... 20
      6.16.         Transactions with Related Parties...................... 20
      6.17.         Other Indebtedness..................................... 20
      6.18.         Changes to Organization Documents, etc................. 20
      6.19.         Violation of Investment Restrictions, etc.............. 21
      6.20.         Proceeds of Loan....................................... 21
      6.21.         Adviser................................................ 21
      6.22.         Service Providers to Fund.............................. 21

VII   EVENTS OF DEFAULT.................................................... 21
      7.1.          Events of Default...................................... 21
      7.2.          Remedies............................................... 24

VIII  MISCELLANEOUS PROVISIONS............................................. 24
      8.1.          Amendments and Waivers................................. 24
      8.2.          Notices................................................ 24
      8.3.          No Waiver; Cumulative Remedies......................... 25
      8.4.          Costs and Expenses..................................... 25
      8.5.          Fund Indemnification................................... 26
      8.6.          Payments Set Aside..................................... 27
      8.7.          Successors and Assigns................................. 27
      8.8.          Confidentiality........................................ 28
      8.9.          Set-off................................................ 29
      8.10.         Counterparts........................................... 29
      8.11.         Survival............................................... 29
      8.12.         Disclaimer............................................. 29
      8.13.         Severability........................................... 29
      8.14.         No Third Parties Benefited............................. 30
      8.15.         Governing Law and Jurisdiction......................... 30
      8.16.         Waiver of Jury Trial................................... 30
      8.17.         Entire Agreement....................................... 30



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                      AMENDED AND RESTATED CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of May 19, 1998, is made by and between COLONIAL INTERMEDIATE HIGH INCOME FUND (the "Fund"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (successor by merger to Bank of America Illinois) (the "Bank"),

                              W I T N E S S E T H:

     WHEREAS, the Fund is a closed-end management investment company registered under the Act;

     WHEREAS, the Fund has obtained a term loan in the amount of $27,400,000 pursuant to a Credit Agreement (the "Existing Credit Agreement") dated June 12, 1996 between the Fund and the Bank; and

     WHEREAS, the Fund has requested additional term loans in the aggregate principal amount of $17,500,000;

     WHEREAS, the Bank is willing, on the terms and subject to the conditions hereinafter set forth, to make such additional term loans to the Fund,

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Existing Credit Agreement shall be amended and restated to read in its entirety as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1. DEFINED TERMS. Unless a clear contrary intention appears, terms defined in SCHEDULE I have the same respective meanings when used in this Agreement.

     1.2. INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

          (a) the singular number includes the plural number and VICE VERSA;

          (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;


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          (c) reference to any gender includes each other gender;

          (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the other Credit Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

          (e) reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (f) reference to any ARTICLE, SECTION, ANNEX, SCHEDULE or EXHIBIT means such ARTICLE or SECTION hereof or ANNEX, SCHEDULE or EXHIBIT hereto;

          (g) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular ARTICLE, SECTION or other provision hereof;

          (h) "including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (i) "or" is not exclusive; and

          (j) relative to the determination of any period of time, "from" means "from and including" and "to" and "through" mean "to but excluding".

     1.3. ACCOUNTING TERMS. In this Agreement, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

     1.4. AUTHORITY OF ADVISER; ADVISER DISCLAIMER. The Fund hereby confirms that the Adviser has been duly authorized to act on its behalf for purposes of this Agreement and the Note and to take all actions which the Fund is entitled or required to take


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hereunder or thereunder, including, without limitation, requesting the making of the Loans pursuant to SECTION 2, and executing and delivering Borrowing Base Certificates and any and all other certificates, reports, financial information and notices required to be delivered to the Bank hereunder. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that (a) in taking any such action hereunder or under a Note, the Adviser is acting solely in its capacity as investment adviser for the Fund and not in its individual capacity, (b) neither the Adviser nor any of its officers, employees or agents (with the Adviser, collectively, "ADVISER PERSONS") shall have any liability whatsoever for any action taken or omitted to be taken by any of them in connection with this Agreement or the Note nor shall any of them be bound by or liable for any indebtedness, liability or obligation hereunder or under the Note and (c) no Adviser Person shall be responsible in any manner to the Bank for the truth, completeness or accuracy of any statement, representation, warranty or certification contained in this Agreement or in any information, report, certificate or other document furnished by the Adviser on behalf of the Fund in connection with this Agreement, including, without limitation, any Borrowing Base Certificate, and any certificate or notice furnished pursuant to SECTION 6.1 or 6.2 hereof; PROVIDED that, in the case of CLAUSES (b) and (c) above, the conduct of the Adviser Persons or any of them did not constitute gross negligence or willful misconduct.

                                   ARTICLE II

                                   THE CREDITS

     2.1. AMOUNTS AND TERMS OF COMMITMENTS. (a) The Initial Loan shall continue in effect subject to the terms hereof.

          (b) The Bank agrees, on the terms and conditions set forth herein, to make up to two additional loans (the "Additional Loans") to the Fund on or before September 30, 1998 in the aggregate principal amount of up to $17,500,000, PROVIDED that the aggregate principal amount of the Loans shall not exceed the Borrowing Base. Only two Additional Loans shall be made hereunder and if all or any portion of the Loans is repaid, it cannot be reborrowed.

     2.2. NOTE. The Loans shall be evidenced by a Note in the form of EXHIBIT
2.2. The Bank shall endorse on the schedules annexed to the Note the date and amount of the Loans and the amount of each payment of principal made by the Fund with respect thereto. The Bank is irrevocably authorized by the Fund to endorse the Note, and the Bank's record shall be conclusive absent manifest error; PROVIDED that the failure of the Bank to


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make, or an error in making, a notation thereon with respect to the Loan shall not limit or otherwise affect the obligations of the Fund hereunder or under the Note to the Bank.

     2.3. PROCEDURE FOR BORROWING. Each Additional Loan shall be made upon the Fund's irrevocable written notice delivered to the Bank prior to 10:00 a.m., San Francisco time, on the requested date of such Additional Loan (which date shall be a Business Day), specifying:

          (a) The amount of the Additional Loan which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $100,000 in excess thereof;

          (b) The requested date of the Additional Loan; provided, however, that no Additional Loan shall be made, if after giving effect thereto the principal amount of the Loans shall exceed the Borrowing Base.

     2.4. TRANSFER OF PROCEEDS. The proceeds of the Loans will be made available to the Fund by the Bank in accordance with written instructions provided to the Bank by the Fund.

     2.5. PREPAYMENTS. (a) If at any time the outstanding principal balance of the Obligations shall exceed the Borrowing Base, the Fund shall immediately prepay the outstanding principal amount of the Loans in an amount equal to such excess, together with interest accrued thereon and amounts required under
SECTION 3.4.

          (b) Subject to SECTION 3.4, the Fund may, at any time or from time to time, upon not less than three Business Days' irrevocable notice to the Bank, prepay the Loans, in whole or in part, in minimum amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment. If such notice is given by the Fund, the Fund shall make such prepayment to the Bank, and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
     SECTION 3.4.

          (c) Each prepayment of the Loans pursuant to this Section shall be without premium or penalty, except as may be required by SECTION 3.4.

     2.6. REPAYMENT. The Fund shall repay to the Bank on the applicable Termination Date the aggregate principal amount of the applicable Loan outstanding on such date.


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     2.7. INTEREST AND FEES. (a) The Initial Loan shall bear interest on the outstanding principal amount thereof from the date of the Initial Loan at a rate per annum equal to 7.33%

          (b) The Additional Loans shall bear interest on the outstanding principal amount thereof from the date of the applicable Additional Loan at the Fixed Rate Intermediate Term Loan plus 0.45%.

          (c) Interest on the Loans shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of the Loans under SECTION 2.4 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof, and during the existence of any Event of Default, interest shall be paid on demand of the Bank.

     Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Credit Document, is not paid in full when due (whether at stated maturity or by acceleration, demand or otherwise), the Fund agrees to pay interest on such unpaid principal or other amount from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand at a fluctuating rate per annum equal to the greater of (i) 2% in excess of the rate otherwise applicable or (ii) the Base Rate plus 2%.

          (d) The Fund shall pay to the Bank a commitment fee on the average daily unused portion of the Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to 0.125% per annum. Such commitment fee shall accrue from July 1, 1998 to the earlier of (i) September 30, 1998 or (ii) the Loan Date of the second Additional Loan and shall be due and payable in arrears on the last Business Day of September, 1998. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in ARTICLE IV are not met.

          (e) Anything herein to the contrary notwithstanding, the obligations of the Fund to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to


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     the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Fund shall pay the Bank interest at the highest rate permitted by applicable law.

     2.8. COMPUTATION OF FEES AND INTEREST. (a) All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365- or 366-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Fund in the absence of manifest error. The Bank will, at the request of the Fund, deliver to the Fund a statement showing the quotations used by the Bank in determining any interest rate and the resulting interest rate.

     2.9. PAYMENTS. (a) All payments to be made by the Fund shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all such payments shall be made to the Bank at the Bank's Payment Office and shall be made in Dollars and in immediately available funds no later than 11:00 a.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day, and any applicable interest shall continue to accrue.

                  (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such Business Day shall be in the next calendar month in which case such payment shall be made on the prior Business Day), and such extension or reduction of time shall in such case be included in the computation of interest.

     2.10. SOURCE OF REPAYMENT. The parties hereto acknowledge that the Trust Agreement for the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston. The parties hereby agree that this Agreement is not executed on behalf of the trustees of the Fund as individuals; and that the obligations of the Fund under this Agreement, the Note and any claims, obligations or liabilities arising hereunder are not binding on any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.


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     Nothing in this SECTION 2.10 shall affect the Bank's rights against Adviser
Persons as provided in SECTION 1.4.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.1. TAXES. (a) Any and all payments by the Fund to the Bank under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Fund shall pay all Other Taxes.

          (b) The Fund agrees to indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes in connection with a payment by it (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by it under this Section) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

          (c) If the Fund shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Fund shall make such deductions and withholdings;

               (iii) the Fund shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Fund shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.


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          (d) Within 30 days after the date of any payment by the Fund of Taxes or Other Taxes, the Fund shall furnish the Bank the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Bank.

          (e) If the Fund is required to pay additional amounts to the Bank pursuant to subsection (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Fund which may thereafter accrue, if such change in the judgment of the Bank is not otherwise disadvantageous to the Bank.

     3.2. ILLEGALITY. If the Bank reasonably determines that it is unlawful to maintain the Loans if funded by deposits in the interbank eurodollar market, the Bank shall so notify the Fund. The Bank and the Fund shall negotiate to determine an appropriate interest rate to be applicable to the Loans while the maintenance of the Loans funded in the interbank eurodollar market is unlawful. If the Bank and the Fund shall fail to so agree on a rate, the Fund shall, upon demand from the Bank, immediately prepay in full the Loans, together with interest accrued thereon and amounts required under SECTION 3.4.

     3.3. INCREASED COSTS AND REDUCTION OF RETURN. (a) If the Bank reasonably determines that, due to the introduction of or any change in or in the interpretation of any law or regulation or the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining the Loans, then the Fund shall be liable for, and shall from time to time upon demand pay to the Bank, additional amounts as are sufficient to compensate the Bank for the increased costs.

         (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the Loans or other obligations


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


under this Agreement, then, upon demand of the Bank to the Fund, the Fund shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.4. PREPAYMENT FEE. Upon the prepayment or repayment of any Loan on any date other than the Termination Date or upon the failure of the Fund to borrow the full amount of an Additional Loan on a date specified in a borrowing notice, the Fund shall pay a Prepayment Fee. The Prepayment Fee shall be the sum of fees calculated as follows:

          (a) Determine the amount of interest which would have accrued each semi-annual period for the Prepaid Amount after the date of payment had it remained outstanding until the Termination Date, using the Initial IBOR Rate;

          (b) Subtract from each semi-annual interest amount determined in (a), above, the amount of interest which would accrue for the Prepaid Amount if it were reinvested from the date of prepayment through the Termination Date, using the Subsequent IBOR Rate;

          (c) If the difference determined pursuant to (b) for the Prepaid Amount is greater than zero, discount the semi-annual difference to the date of prepayment by the Subsequent IBOR Rate. The sum of the discounted semi-annual differences is the Prepayment Fee for that Prepaid Amount.

For purposes of this section,

          (a) "Initial IBOR Rate" means the fixed interest rate per annum which the Bank reasonably estimates as the rate of interest at which dollar deposits in the approximate amount of the Loan for the period from the applicable Loan Date to the applicable Termination Date would be offered by the Grand Cayman Branch of Bank of America National Trust and Savings Association, Grand Cayman, B.W.I. (or such other office as may be designated for such purpose by the Bank), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such period.

          (b) "Prepaid Amount" means the principal amount of the Loan being prepaid or not being borrowed.

          (c) "Subsequent IBOR Rate" means the fixed interest rate per annum which the Bank reasonably estimates as the rate of interest at which dollar deposits in the approximate amount of the Prepaid Amount for the period from the date of


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     prepayment to the applicable Termination Date would be offered by the Grand
     Cayman Branch of Bank of America National Trust and Savings Association, Grand Cayman, B.W.I. (or such other office as may be designated for such purpose by the Bank), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York
     City time) two Business Days prior to the commencement of such period.

     3.5. CERTIFICATES OF BANK. The Bank shall deliver to the Fund a certificate setting forth in reasonable detail the amount payable to the Bank hereunder, and such certificate shall be conclusive and binding on the Fund in the absence of manifest error.

     3.6. SURVIVAL. The agreements and obligations of the Fund in this ARTICLE III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                 CONDITIONS TO RESTATEMENT AND ADDITIONAL LOANS

     4.1. CONDITIONS OF RESTATEMENT. The amendment and restatement of the Existing Credit Agreement and the obligation of the Bank to make the Additional Loans is subject to the following:

          (a) The Bank shall have received from the Fund a certificate of its Secretary or Assistant Secretary as to

               (i) resolutions of its board of trustees then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note and each other Credit Document to be executed by it;

               (ii) the incumbency and signatures of those of its officers or agents authorized to act with respect to this Agreement, the Note and each other Credit Document executed by it;

               (iii) the Fund's valid existence as evidenced by a certificate issued by the Secretary of State of The Commonwealth of Massachusetts and appended to the relevant certificate of its Secretary or Assistant Secretary; and

               (iv) the fact that the agreements delivered by the Fund pursuant to SECTION 4.1(e) constitute all such agreements between the Fund and the Adviser;


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


upon which certificates the Bank may conclusively rely until they shall have received a further certificate from the Fund cancelling or amending such prior certificate.

          (b) The Bank shall have received a Note duly executed and delivered by the Fund and made payable to the order of the Bank.

          (c) The Bank shall have received an opinion addressed to the Bank, from Ropes & Gray, counsel to the Fund, substantially in the form of
     EXHIBIT 4.1(c), which the Fund hereby expressly authorizes and instructs such counsel to prepare and deliver.

          (d) The Bank shall have received evidence of payment of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Fund and the Bank), including any such costs, fees and expenses then due and payable pursuant to SECTION 8.4.


          (e) The Bank shall have received copies of the investment advisory agreement between the Fund and the Adviser, together with all sub-advisory agreements, if any.

          (f) The Bank shall have received copies of the most recent prospectus for the Fund.

     4.2. CONDITIONS OF ADDITIONAL LOANS. The obligation of the Bank to make any Additional Loan is subject to the satisfaction of the following conditions precedent on the Loan Date of the

Additional Loan:

          (a) No Default shall have occurred and be continuing.

          (b) The representations and warranties contained in ARTICLE V (except to the extent such representations and warranties relate solely to an earlier date, in which case they shall be true and correct as of such earlier date) shall be true and correct in all material respects on and as of the date of the Loan, both immediately before and after giving effect to the Additional Loan.


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          (c) The Bank shall have received a Borrowing Base Certificate and a list of all assets of the Fund and their most recent valuations.

          (d) The acceptance by the Fund of the proceeds of the applicable Additional Loan shall constitute a representation and warranty by the Fund that on the date of such Loan (both immediately before and after giving effect to the Loan and the application of the proceeds thereof) or continuation or conversion, as the case may be, the statements made in SECTIONS 4.2(a), (b),and (f), and in the document referred to in SECTION 4.2(e) are true and correct.

          (e) The Bank shall have received a duly executed FRB Form F U-1 as required pursuant to FRB Regulation U (12 C.F.R. ss. 221.1 ET SEQ.), in form and substance satisfactory to the Bank and its counsel, together with all information requested by the Bank in connection therewith, including updates of information, if any, required by such Regulation U.

          (f) Both before and after giving effect to the applicable Additional Loan, the Asset Coverage Ratio shall be at least 3 to 1.

         Any instrument, agreement or other document to be received by the Bank pursuant to this ARTICLE IV, and any other condition precedent required to be met or satisfied under this ARTICLE IV, shall be in form and substance reasonably satisfactory to the Bank.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Bank to enter into this Agreement and to make the Loans hereunder, the Fund represents and warrants to the Bank.

     5.1. EXISTENCE. The Fund is a closed-end management investment company within the meaning of the Act and is duly organized, validly existing and in good standing under the laws of the state of its organization. The Fund is in good standing and is duly qualified to do business in The Commonwealth of Massachusetts. The Fund's shares have been and will be duly authorized, validly issued, fully paid and non-assessable.

     5.2. AUTHORIZATION. The Fund is duly authorized to execute and deliver this Agreement and the Note and, so long as this Agreement shall remain in effect with respect to it, the Fund will continue to be duly authorized to borrow monies hereunder on its own behalf and to perform its obligations under this Agreement and the Note. The execution, delivery and performance by the Fund of this Agreement and the Note and the borrowing of the Loan do not and will not require any consent or approval of or registration with any governmental agency or authority.

     5.3. NO CONFLICTS. The execution, delivery and performance by the Fund of this Agreement and the Note do not and, so long as this Agreement shall remain in effect with respect to them, will not (i) conflict with any provision of law,
(ii) conflict with the Trust Agreement of the Fund, (iii) conflict with any agreement binding upon them, (iv) conflict with the Fund's most recent prospectus, (v) conflict with any court or administrative order or decree applicable to them or (vi) require or result in the creation or imposition of any Lien on any of the Fund's assets.

     5.4. VALIDITY AND BINDING EFFECT. This Agreement is, and the Note when duly executed and delivered will be, the legal, valid and binding obligation of the Fund, enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     5.5. NO DEFAULT. The Fund is not in default under any agreement or instrument to which it is a party or by which any of its properties or assets is bound or affected, other than minor defaults that could not reasonably be expected to result in a Material Adverse Change. To the best of its knowledge, no Default with respect to it has occurred and is continuing.

     5.6. FINANCIAL STATEMENTS. The most recent audited Statement of Assets and Liabilities of the Fund and the most recent semi-annual asset statement, copies of which have been or will be furnished to the Bank, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding Fiscal Year or period and present fairly its financial condition as at such dates and the results of its operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since the date of its most recent Statement of Assets and Liabilities and such semi-annual asset statement, there has been no Material Adverse Change.

     5.7. LITIGATION. No claims, litigation, arbitration proceedings or governmental proceedings that could reasonably be expected to result in a Material Adverse Change are pending against the Fund or, to the best of its knowledge, threatened against or are affecting it, except those referred to in EXHIBIT 5.7-1. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in SECTION 5.6 or listed on
EXHIBIT 5.7-2, to the best of its knowledge, it has no contingent liabilities which are material to it other than those incurred in the ordinary course of business.

     5.8. LIENS. None of the property, revenues or assets of the Fund is subject to any Lien, except (i) Liens in favor of the Banks, if any, (ii) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained, (iii) Liens as are necessary in connection with a secured letter of credit opened by or for it in connection with the trustees' and officers' errors and omissions liability insurance policy of the Fund, (iv) Liens in connection with the payment of initial and variation margin in connection with authorized futures and options transactions and collateral arrangements with respect to options, futures contracts, options on futures contracts, whenissued or delayed delivery securities or other authorized investments, (v) Liens arising under any custodian agreement to which it or the Fund is a party, (vi) Liens in connection with reverse repurchase transactions, and (vii) Liens on Deposit Securities deposited with the trustee under the Indenture.

     5.9. PARTNERSHIPS. The Fund is not a general partner or joint venturer in any partnership or joint venture.

     5.10. PURPOSE. The proceeds of the Loans will be invested in accordance with the investment objectives and policies of the Fund. Neither the making of the Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Federal Reserve Board Regulations T, U or X. The Fund is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. It acknowledges that the Loans may be deemed by the Federal Reserve Board to be a "purpose loan" under Regulation U because of the status of the Trust as an investment company (or the functional equivalent thereof).

     5.11. COMPLIANCE AND GOVERNMENT APPROVALS. The Fund is in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Act other than immaterial incidents of non-compliance that could not reasonably be expected to result in a Material Adverse Change. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery or performance by the Fund of this Agreement, the Note or any of the other Credit Documents.

     5.12. PENSION AND WELFARE PLANS. The Fund has not established or maintained, nor is it liable under, any Plan.

     5.13. TAXES. The Fund has filed all tax returns that are required to have been filed and have paid, or made adequate provisions for the payment of, all Taxes that are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The Fund is not aware of any proposed assessment against it for additional Taxes (or any basis for any such assessment) which might be material in amount to it. The Fund has substantially complied with all requirements of the Code applicable to regulated investment companies so as to be relieved of federal income tax on net investment income and net capital gains distributed to its shareholders.

     5.14. SUBSIDIARIES; INVESTMENTS. The Fund does not have Subsidiaries or equity investments or any interest in any other Person other than portfolio securities (including investment company securities) which may have been acquired in the ordinary course of business.

     5.15. FULL DISCLOSURE. No representation or warranty contained in this Agreement or in any other document or instrument furnished by the Fund to the Bank in connection herewith contains any untrue statement of any material fact as of the date when made or omits to state any material fact necessary to make the statements herein or therein not misleading as of the date when made in light of the circumstances in which the same were made.

     5.16. INVESTMENT POLICIES. The Fund's assets are being invested substantially in accordance with the investment policies and restrictions set forth in each of its most recent prospectus and its most recent statement of additional information.

     5.17. TAX STATUS. The Fund has taken all steps reasonably necessary to maintain its status as a regulated investment company under the Code with respect to net investment income and net capital gains.

     5.18. STATUS OF LOANS. The Fund's obligation in connection with the repayment of any Loans made to it hereunder shall at all times constitute its unconditional Indebtedness and will rank at least pari passu in priority of payment with all of its other present and future unsecured and unsubordinated Indebtedness.

                                   ARTICLE VI

                                    COVENANTS

     From the date of this Agreement and thereafter until all Obligations have been paid or performed in full, the Fund shall perform the obligations made applicable to it in this ARTICLE VI.

     6.1. FINANCIAL STATEMENTS AND OTHER REPORTS. The Fund shall deliver to the
Bank:

          (a) As soon as available and in any event within 60 days after each of its Fiscal Years, a copy of its annual audited Statement of Assets and Liabilities, including a statement of investments, prepared in conformity with GAAP and certified by an independent certified public accountant who, in the commercially reasonable judgment of the Bank, shall be satisfactory to the Bank, together with a certificate from such accountant (i) acknowledging to the Bank such accountant's understanding that the Bank is relying on such Statement of Assets and Liabilities, (ii) containing a computation of, and showing compliance with, the financial ratios contained in SECTIONS 6.12, 6.23 and 6.24 and (iii) to the effect that, in making the examination necessary for the signing of such Statement of Assets and Liabilities, such accountant has not become aware of any Default that has occurred and is continuing, or if such accountant has become aware of any such event, describing it and the steps, if any, being taken to cure it;

          (b) Within 60 days after the end of the first six months of its Fiscal Year, a copy of its published semi-annual asset statement, prepared in conformity with GAAP;

          (c) Within 15 days after the end of each calendar month, (i) a certificate substantially in the form of EXHIBIT 6.1 (a "BORROWING BASE CERTIFICATE") setting forth (A) borrowing base (as calculated in the manner contemplated by the form of Borrowing Base Certificate, the "BORROWING BASE") and (B) Asset Coverage Ratio as of the last day of such calendar month and (ii) a certificate signed by an Authorized Officer certifying that, to the best of such Person's knowledge, no Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, the steps being taken to remedy the same;

          (d) within 15 days after each month, a list of all assets of the Fund and their most recent valuations;

          (e) Within 15 days following the filing thereof, any preliminary proxy materials filed with the Securities and Exchange Commission;

          (f) Promptly from time to time such other reports or information as the Bank may reasonably request.

     6.2. NOTICES. The Fund shall notify the Bank in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, stating the steps being taken by the Person(s) affected with respect thereto:

          (a) the occurrence of a Default;

          (b) the institution of any litigation, arbitration proceeding or governmental proceeding which is likely to result in a Material Adverse Change;

          (c) the entry of any judgment or decree against it if the aggregate amount of all judgments and decrees then outstanding against it exceeds the lesser of 3% of its Net Asset Value or $3,000,000 after deducting (i) the amount with respect to which it is insured and with respect to which the insurer has assumed responsibility in writing and (ii) the amount for which it is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Bank;

          (d) the occurrence of a change of its name (whether of its legal name or a "d/b/a" designation). The Fund shall promptly execute and deliver to the Bank a new Note for the Fund executed in its new name, together with such other documents in connection therewith as the Bank shall reasonably request;

          (e) the scheduling of consideration by the board of trustees of the Fund of a change in the Fund's Adviser, administrator, custodian (unless such custodian is the Bank) or independent accountant, or the appointment of any subadviser or any Person acting in a similar capacity to an Adviser; PROVIDED that a mailing to shareholders with respect to any of the foregoing shall not be deemed to be sufficient notice hereunder;

          (f) within 15 days following any change in investment policy, a copy of such change; and

          (g) the occurrence of such other events as the Bank may from time to time reasonably specify.

     Notwithstanding anything to the contrary in the foregoing, in the case of the matters described in SUBPARAGRAPH (e), the notice contemplated by this
SECTION 6.2 shall be given not later than 15 days prior to the time (i) the board of trustees of the Fund is to consider approval of such change or appointment or otherwise determines to recommend such change or appointment (if necessary) to the Fund's shareholders for their approval and (ii) of any change of the Fund's custodian; PROVIDED, HOWEVER, if in the case of the matters contemplated by SUBPARAGRAPH (e) the Fund could not in good faith have provided the specified advance notice, such notice shall be given by the Fund immediately following the earliest feasible time the notice could have been provided.

     6.3. EXISTENCE. The Fund, except as specified in SECTION 6.11(a), shall maintain and preserve its existence as a registered investment company within the meaning of the Act, and maintain and preserve all rights, privileges, licenses, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course.

     6.4. NATURE OF BUSINESS. The Fund shall continue in, and limit its operations to, the business of a closed-end management investment company, within the meaning of the Act, and maintain in full force and effect at all times all governmental licenses, registrations, permits and approvals necessary for the continued conduct of its business, including, without limitation, its registration with the Securities and Exchange Commission under the Act as a closed-end investment company.

     6.5. BOOKS, RECORDS AND ACCESS. The Fund shall maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all transactions in relation to its business and activities; upon reasonable notice, the Fund shall permit access by the Bank to its books and records during normal business hours and permit the Bank to make copies of such books and records.

     6.6. INSURANCE. The Fund shall maintain in full force and effect insurance to such extent and against such liabilities as is commonly maintained by companies similarly situated, including, but not limited to (i) such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the Act or any similar or successor provision and (ii) errors and omissions, director and officer liability and other insurance against such risks and in such amounts (and with such co-insurance and deductibles) as is usually carried by other companies of established reputation engaged in the same or similar businesses and similarly situated and will, upon request of the Bank, furnish to the Bank a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Fund in accordance with this Section.

     6.7. INVESTMENT POLICIES AND RESTRICTIONS. (a) The Fund, without prior written notice to the Bank of at least 30 days, shall not rescind, amend or modify any investment policy described as "fundamental" in any prospectus or any registration statement(s) that may be on file with the Securities and Exchange Commission with respect thereto (collectively herein, a "PROPOSED CHANGE"). If, in the reasonable judgment of the Bank, such proposed change will result in a change in the Bank's analysis of the creditworthiness of the Fund, the Bank shall notify the Fund of such decision; thereafter, if such proposed change is implemented with respect to the Fund, the Loans shall become immediately due and payable.

          (b) The Fund's investment in any of its assets shall be made in accordance with its investment policies and restrictions set forth in its most recent prospectus.

     6.8. TAXES. The Fund shall pay when due all of its Taxes, unless and only to the extent that such Taxes are being contested in good faith and by appropriate proceedings and it shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP. The Fund shall at all times comply with all requirements of the Code applicable to regulated investment companies, to such effect as not to be subject to federal income taxes on net investment income and net capital gains distributed to its shareholders.

     6.9. COMPLIANCE. The Fund shall comply in all material respects with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Act.

     6.10. PENSION PLANS. The Fund will not enter into, or incur any liability relating to, any Plan.

     6.11. MERGER, PURCHASE AND SALE. The Fund shall not:

          (a) be a party to any merger or consolidation.

          (b) except for sales or other dispositions of portfolio securities in the ordinary course of its business or to meet shareholder redemption requests, sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets; or

          (c) purchase or otherwise acquire all or substantially all the assets of any Person without the review and consent thereto of the Bank, which consent shall not be unreasonably withheld.

     For purposes of this SECTION 6.11 only, a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Fund only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by the Fund (other than in the normal course of business or in a manner otherwise consistent with the Fund's investment policies) during the same Fiscal Year, exceeds 15% of the Fund's Total Assets determined as of the end of the immediately preceding Fiscal Year.

     6.12. ASSET COVERAGE RATIO. The Fund shall not at any time permit its Asset Coverage Ratio to be less than 3 to 1 or such other more restrictive ratio as may be set forth in any prospectus with respect to the Fund; provided, that the Fund shall not be in breach of this SECTION 6.12 if it shall concurrently with such breach make the prepayment required in SECTION 2.5(a).

     6.13. LIENS. The Fund shall not create or permit to exist any Lien with respect to any property, revenues or assets now owned or hereafter acquired by it, except (i) Liens in favor of the Bank, if any, (ii) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained, (iii) Liens as are necessary in connection with a secured letter of credit opened by or on behalf of the Fund in connection with the Fund's trustees' errors and omissions liability insurance policy, (iv) Liens incurred in the ordinary course of business in connection with authorized futures and options transactions and collateral arrangements with respect to options, futures contracts, options on futures contracts, when-issued or delayed delivery securities or other authorized investments, (v) Liens arising under any custodian agreement to which the Fund is a party, and
(vi) Liens in connection with reverse repurchase agreements; PROVIDED, HOWEVER, the value of any of its assets subject to a Lien shall be excluded from calculation of the Borrowing Base.

     6.14. GUARANTIES. The Fund shall not become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or its order.

     6.15. OTHER AGREEMENTS. The Fund shall not enter into any agreement containing any provision that would be violated or breached by performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

     6.16. TRANSACTIONS WITH RELATED PARTIES. The Fund shall not enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, loan, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtainable in a comparable arm's-length transaction with a Person not a Related Party, PROVIDED that any such transaction must be made in substantial compliance with Section 17 of the Act or an exemption therefrom.

     6.17. OTHER INDEBTEDNESS. The Fund shall not incur or permit to exist any Indebtedness or issue any preferred stock, other than (i) the Loans and refinancings of Loans at their maturities, so long as the amount of the refinancing shall not cause the Fund to have an Asset Coverage Ratio of less than 3 to 1 and the maturity date of the refinancing shall be after the last Termination Date hereunder and either the provisions of such refinancing shall not be more restrictive than the provisions hereof or the provisions hereof shall be amended to be as restrictive as such refinancing; (ii) unsecured Indebtedness owing to its custodian with respect to Indebtedness arising from failed trades that will not exceed the greater of $4,000,000 and 3% of its then-current Net Asset Value; and (iii) reverse repurchase transactions in an amount not exceeding that permitted by the Fund's investment policies and restrictions.

     6.18. CHANGES TO ORGANIZATION DOCUMENTS, ETC. The Fund shall not make or permit to be made any material adverse changes to its Organization Documents without the prior written consent of the Bank.

     6.19. VIOLATION OF INVESTMENT RESTRICTIONS, ETC. The Fund shall not violate or take any action which would result in a violation of any of the investment restrictions or fundamental investment policies of the Fund as from time to time in effect.

     6.20. PROCEEDS OF LOAN. None of the proceeds of the Loans shall be used directly for the purpose, whether immediate, incidental or ultimate, of acquiring any "margin stock" within the meaning of Regulation U.

     6.21. ADVISER. The Fund shall maintain Colonial Management Associates, Inc. or one of its Affiliates as Adviser to it.

     6.22. SERVICE PROVIDERS TO FUND. The Fund not shall change its custodian, accountant or administrator unless the Bank provides its prior written consent to such change, which consent shall not be withheld by the Bank unless, based upon its reasonable judgment, the Bank in good faith concludes that such change will result in a change in the creditworthiness of the Fund.

     6.23. SINGLE ISSUER. The Fund shall not permit its largest investment other than investments in securities issued or guaranteed by the government of the United States or agencies or instrumentalities thereof (including as one investment multiple investments in one Person or one Person and its Subsidiaries and Affiliates) to exceed 5% of the Total Assets of the Fund.

     6.24. LIQUIDITY. The Fund shall not permit at any time its Cash Equivalent Investments to be an amount less than the sum of (i) the amount of dividends payable by the Fund to its shareholders in the month following the date of determination, PLUS (ii) the amount of interest payable hereunder on the next interest payment date following the date of determination.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     7.1. EVENTS OF DEFAULT. Each of the following shall constitute an Event of
Default:

          (a) Default in payment by the Fund (i) when and as required to be paid herein of any amount of principal of any Loan or (ii) within five days after the same becomes due of any interest, fee or any other amount payable hereunder or under any other Credit Document.

          (b) Default by the Fund in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, the Fund in excess of 3% of the Fund's then-current Net Asset Value.

          (c) Any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Fund or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness in excess of 3% of the Fund's then-current total Net Asset Value.

          (d) Default by the Fund in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to applicable grace periods, if any, having expired) of (i) any obligation or agreement of the Fund to or with the Bank (other than any obligation or agreement of the Fund hereunder or under the Note) or (ii) any material obligation or agreement of the Fund to or with any other Person, except only to the extent that the existence of any such default is being contested by the Fund in good faith and by appropriate proceedings and the Fund shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP, PROVIDED that the amount of such obligation arising from any default is in excess of 3% of the Fund's then-current total Net Asset Value.

          (e) The Fund (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

          (f) (i) Any involuntary Insolvency Proceeding is commenced or filed against the Fund, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of its assets, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Fund admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) it acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

          (g) The Fund shall default in the performance of its agreement under
     SECTION 6.4, 6.7, 6.11, 6.12 or 6.24.

          (h) The Fund shall default in the performance of its other agreements herein set forth (and not constituting an Event of Default under any of the other subsections of this SECTION 7.1), and such default shall continue for 30 days or three Business Days in the case of the agreement contained in the last sentence of the definition of "Total Assets" after notice thereof to the Fund from the Bank.

          (i) Any representation or warranty made by the Fund herein, or in any schedule, statement, report, notice, certificate or other writing furnished by it on or as of the date as of which the facts set forth therein are stated or certified, is untrue or misleading in any material respect when made or deemed made or any certification made or deemed made by it to the Bank is untrue or misleading in any material respect on or as of the date made or deemed made.

          (j) There shall be entered against the Fund one or more judgments or decrees which, when taken together, will exceed the lesser of (x) 3% of the Fund's then-current total Net Asset Value and (y) $3,000,000, excluding those judgments or decrees (i) that shall have been stayed or discharged less than 30 calendar days from the entry thereof and (ii) those judgments and decrees for and to the extent which the Fund is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Fund is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Bank.

          (k) The Fund shall no longer be in compliance with all material provisions of the Act after giving effect to all notice, cure and contest periods thereunder.

          (l) Colonial Management Associates, Inc. or one of its Affiliates shall cease to be the Adviser or administrator of the Fund, or the Fund is otherwise in breach of the covenant set forth in SECTION 6.22.

          (m) The Fund shall violate or take any action that would result in a violation of any of its investment restrictions or fundamental investment policies as from time to time in effect, except for violations or the taking of such actions that could not reasonably be expected to result in a Material Adverse Change.

          (n) There occurs a Change in Control of the Adviser.

     7.2. REMEDIES. If any Event of Default described in SECTION 7.1 shall have occurred and be continuing, the Bank may declare the Obligations under the Note to be due and payable and the obligation to make Additional Loans terminated, whereupon the Obligations shall become immediately due and payable and the obligation to make Additional Loans shall be terminated, all without advance notice of any kind (except that if an event described in SECTION 7.1(E) or SECTION 7.1(F) occurs, the

Obligations shall become immediately due and payable without declaration or advance notice of any kind and the obligation to make Additional Loans shall be immediately terminated). The Bank shall promptly advise the Fund of any such declaration, but failure to do so shall not impair the effect of such declaration. If an Event of Default shall have occurred, the Bank may exercise all rights and remedies available to it against the Fund under the Credit Documents or applicable law.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.1. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Fund therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Fund, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.2. NOTICES. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, PROVIDED that any matter transmitted by the Fund by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE II and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on SCHEDULE II, or, as directed to the Fund or the Bank, to such other address as shall be designated by such party in a written notice to the other party, and as directed to the other party, at such other address as shall be designated by such party in a written notice to the Fund or the Bank.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered for overnight (next-day) delivery or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; PROVIDED that notices pursuant to ARTICLE II shall not be effective until actually received by the Bank.

          (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Fund. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Fund to give such notice, and the Bank shall not have any liability to the Fund or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Fund to repay the Loan shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     8.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     8.4. COSTS AND EXPENSES. The Fund shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand for all reasonable costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; PROVIDED notwithstanding anything to the contrary in the foregoing, the responsibility of the Fund to reimburse the Bank for Attorney Costs in connection with the development, preparation, delivery and execution of this Agreement and such other documents and the consummation of such transactions shall be limited to the reasonable fees and disbursements of outside counsel to the Bank; and

          (b) pay or reimburse the Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Loan (including in connection with any "workout" or restructuring regarding the Loan and including in any Insolvency Proceeding or appellate proceeding).

     8.5. FUND INDEMNIFICATION.

          (a) Whether or not the transactions contemplated hereby are consummated, the Fund shall indemnify and hold the Bank and its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON"), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan or replacement of the Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED that the Fund shall not have an obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) Promptly after receipt by an Indemnified Person under subsection
     (a) above of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against the Fund under such subsection, notify the Fund in writing of the commencement thereof, but the omission so to notify the Fund shall not relieve it from any liability which it may have to any Indemnified Person otherwise than under such subsection. In case any such action shall be brought against any Indemnified Person and it shall notify the Fund of the commencement thereof, the Fund shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, be counsel to the Fund), and after notice from the Fund to such Indemnified Person of its election so to assume the defense thereof; PROVIDED that in no event shall any settlement or compromise of any such claims, actions or demands be made without the consent of the Indemnified Person, the consent of which shall not be unreasonably withheld.

          (c) The agreements in this SECTION 8.5 shall survive payment of all other Obligations.

     8.6. PAYMENTS SET ASIDE. To the extent that the Fund makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     8.7. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Fund and the Bank and their respective successors and assigns, except that the Fund may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank. The Bank may at any time assign, subject to the Fund's consent, which consent shall not be unreasonably withheld, to a bank (as defined in Section 2(a)(5) of the Act) not an affiliate (as defined in the Act) of the Fund or the Adviser (the "Assignee") all of its rights under this Agreement and the Note.

          (b) The Bank may at any time grant to one or more banks (as defined in Section 2(a)(5) of the Act) not an affiliate (as defined in the Act) of the Fund or Colonial Management Associates, Inc. (each a "PARTICIPANT") participating interests in the Loan. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Fund, the Bank shall remain responsible for the performance of its obligations hereunder, and the Fund shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Fund hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement which
     (i) reduces the principal of or rate of interest on the Loan or (ii) postpones the date fixed for any payment of principal of or interest on the Loans without the consent of the Participant. The Fund agrees that each

     Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of ARTICLE III with respect to its participating interest.

          (c) The Bank may at any time assign all or any portion of its rights under this Agreement and the Notes to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

          (d) No Participant or other transferee of the Bank's rights shall be entitled to receive any greater payment under SECTION 3.1 or SECTION 3.3 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Fund's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     8.8. CONFIDENTIALITY. The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all written information identified as "confidential" or "secret" by the Fund and provided to it by or on behalf of the Fund, under this Agreement or any other Credit Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank or (ii) was or becomes available on a non-confidential basis from a source other than the Fund, provided that such source is not bound by a confidentiality agreement with the Fund known to the Bank; PROVIDED that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority;
(B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, PROVIDED that such Person agrees in writing to keep such information confidential to the same extent as required by the Banks hereunder; (H) as to the Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Fund is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates.

     8.9. SET-OFF. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists and is continuing or the Loans have been accelerated pursuant to the terms of the Credit Documents, the Bank is authorized at any time and from time to time, without prior notice to the Fund (any such notice being waived by the Fund to the fullest extent permitted by law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Fund against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Fund after any such set-off and application made by the Bank; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

     8.10. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     8.11. SURVIVAL. The obligations of the Fund under SECTIONS 8.4 and 8.5 shall in each case survive any termination of this Agreement, the payment in full of all Obligations. The representations and warranties made by the Fund in this Agreement and in each other Credit Document shall survive the execution and delivery of this Agreement and each such other Credit Document.

     8.12. DISCLAIMER. None of the shareholders, trustees, officers, employees and other agents of the Fund shall be personally bound by or liable for any indebtedness, liability or obligation hereunder or under the Note, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder. Nothing in this SECTION 8.12 shall affect the Bank's rights against Adviser Persons as provided in SECTION 1.4.

     8.13. SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     8.14. NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Fund and the Bank and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

     8.15. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE FUND AND THE BANK CONSENT, FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE FUND AND THE BANK IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE FUND AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     8.16. WAIVER OF JURY TRIAL. THE FUND AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE FUND AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

     8.17. ENTIRE AGREEMENT. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Fund and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          COLONIAL INTERMEDIATE HIGH INCOME FUND

                                          By /s/ Nancy L. Conlin
                                             -----------------------------

                                          Title Secretary
                                                --------------------------

                                          Address:  One Financial Center

                                          Boston, MA 02111-2621

                                          Facsimile No.:  (617) 772-3148
                                          Attention:  Fund Accounting

                                          with a copy to:

                                          Address:  One Financial Center

                                          Boston, MA 02111-2621

                                          Facsimile No.:  (617) 345-0919
                                          Attention:  Legal

                                          BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION

                                          By /s/ Elizabeth Bishop
                                             ----------------------------------
                                          Title Vice President
                                                -------------------------------

                                          Address for Payments:

                                          231 South LaSalle Street
                                          Chicago, Illinois  60697

                                          Account No: 47-03421
                                          ABA No: 071-000-039
                                          Reference: Colonial Intermediate High

                                                       Income Fund

                                          Attention: Elizabeth Bishop

                                          Telephone: (312) 828-6550
                                          Facsimile: (312) 987-0889

                                   SCHEDULE I

                                   DEFINITIONS

     "ACT" means the Investment Company Act of 1940.

     "ADDITIONAL LOAN" means a Loan, other than the Initial Loan, made pursuant to SECTION 2.1(B).

     "ADVISER" means Colonial Management Associates, Inc. or one of its Affiliates, as investment adviser, sub-adviser or administrator to the Fund, together with any successor thereto permitted hereunder.

     "ADVISER PERSONS" is defined in SECTION 1.4.

     "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     "AGREEMENT" means this Credit Agreement.

     "ASSET COVERAGE RATIO" means, at any time, the "asset coverage" (as defined in Section 18(h) of the Act) of the Loans; provided that, in calculating total assets for the purpose of determining asset coverage, both (x) any asset with respect to which any payment is due but unpaid for at least thirty days or which is classified as in default by the Adviser and (y) any asset that is not then-rated at least B-by Standard & Poor's Ratings Group or B-3 by Moody's Investors Service shall be excluded from total assets; PROVIDED, HOWEVER, notwithstanding clause (y) of the foregoing PROVISO, assets (at all times less than 5% of its total assets) rated at least CCC by Standard & Poor's Ratings Group or at least Caa by Moody's Investors Service (but not at least B- by Standard & Poor's Ratings Group or B-3 by Moody's Investors Service) may be included in total assets for the purpose of the Asset Coverage Ratio, so long as said assets are publicly issued as a part of an issue of at least $100,000,000 and said assets were underwritten by at least two major dealers; PROVIDED, FURTHER, that all assets subject to a Lien shall be excluded; and; PROVIDED, FURTHER, that the Bank may exclude any assets on notice to the Fund, which it reasonably determines not to be liquid assets.

     "ASSIGNEE" is defined in Section 8.7(a).

     "ATTORNEY COSTS" means and includes any and all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

     "AUTHORIZED OFFICER" means, relative to the Fund, those of its officers or agents whose signatures and incumbency shall have been certified to the Bank pursuant to SECTION 4.1(A).

     "BANK" is defined in the PREAMBLE.

     "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978.

     "BASE RATE" means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank of America National Trust and Savings Association ("BofA") in San Francisco, California, as its "reference rate." The "reference rate" is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

     "BORROWING BASE" has the meaning set forth in SECTION 6.1(c).

     "BORROWING BASE CERTIFICATE" means a Borrowing Base Certificate as defined in SECTION 6.1(C) and substantially in the form of EXHIBIT 6.1 attached hereto.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close.

     "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     "CASH EQUIVALENTS" means:

          (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

          (b) any commercial paper, maturing not more than nine months from the date of issue, which is issued by

               (i) a corporation (other than an Affiliate of the Fund) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., or

               (ii) the Bank (or its holding company);

          (c) any certificate of deposit or bankers' acceptance, maturing not more than one year after such time, which is issued by either

               (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or

               (ii) the Bank; or

          (d) any repurchase agreement entered into with the Bank (or other commercial banking institution of the stature referred to in CLAUSE (c)(i)) which

               (i) is secured by a fully perfected security interest in any obligation of the type described in any of CLAUSES (a) through (c), and

               (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank (or other commercial banking institution) thereunder.

     "CHANGE IN CONTROL" means any transaction or series of transactions where
(i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") as in effect on the date hereof) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof), directly or indirectly, of securities of another Person (the "TARGET") representing 20% or more of the combined voting power of the Target's then-outstanding securities; (ii) at any time less than a majority of the members of the Target's board of directors shall be persons who were either nominated for election or were elected by such board of directors; (iii) the Target's stockholders approve a merger or consolidation of the Target with any other Person, other than a merger or consolidation that would result in the voting securities of the Target outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Target or such surviving entity outstanding immediately after such merger or consolidation; or
(iv) the Target's stockholders approve a plan of complete liquidation of the Target or an agreement for the sale or disposition of all or substantially all of the Target's assets.

     "CLOSING DATE" means the date on which all conditions precedent set forth in SECTION 4.1 are satisfied or waived by all the Banks (or, in the case of SECTION 4.1(d), waived by the Person entitled to receive such payment).

     "CODE" means the Internal Revenue Code of 1986.

     "COMMITMENT" means the obligation of the Bank to make the Additional Loans pursuant to SECTION 2.1.

     "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty

Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

     "CREDIT DOCUMENTS" means this Agreement, the Note and all other documents delivered to the Bank in connection herewith.

     "DEFAULT" means any Event of Default or any condition, occurrence or event which, with notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

     "DEPOSIT SECURITIES" is defined in the Indenture.

     "DOLLAR" and the symbol "$" mean the lawful money of the United States.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "EVENT OF DEFAULT" means any of the events described in SECTION 7.1.

     "EXCHANGE ACT" has the meaning specified in the definition of "Change in Control".

     "FEDERAL FUNDS RATE" means, for any day, the rate as quoted by the Federal Reserve Bank of New York and confirmed in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     "FISCAL QUARTER" means any quarter of a Fiscal Year.

     "FISCAL YEAR" means any period of twelve consecutive calendar months ending on the last day of such twelve-month period; references to a Fiscal Year with a number corresponding to any calendar year (E.G., the "1995 Fiscal Year") refer to the Fiscal Year ending on or before December 31 during such calendar year.

     "FIXED RATE INTERMEDIATE TERM LOAN" means for any Additional Loan the fixed rate of interest quoted by the Bank in its sole discretion.

     "FRB" means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

     "FUND" is defined in the preamble.

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

     "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all noncontingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including, without limitation, obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in CLAUSES (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in CLAUSES (a) through (g) above; (j) all Contingent Obligations; and (k) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined.

     "INDEMNIFIED LIABILITIES" is defined in SECTION 8.5.

     "INDEMNIFIED PERSONS" is defined in SECTION 8.5.

     "INDENTURE" means the Indenture dated as of July 15, 1988 between the Fund and The First National Bank of Boston, as trustee.

     "INITIAL LOAN" means the Loan made pursuant to the Existing Credit Agreement and continued pursuant to SECTION 2.1(a).

     "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     "INTEREST PAYMENT DATE" means as to the Initial Loan each June 13 and December 13 hereafter commencing December 13, 1996 to and including the Termination Date and as to each Additional Loan, at six month intervals from the Loan Date with respect thereto to and including the Termination Date.

     "IRS" means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

     "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, segregated asset arrangement established in connection with reverse repurchase transactions, encumbrance, lien (statutory or other), or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

     "LOAN" means the extension of credit by the Bank to the Fund under ARTICLE II.

     "LOAN DATE" means with respect to the Initial Loan, June 14, 1996 and with respect to each Additional Loan the date on which such Loan is made or scheduled to be made.

     "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in, or a material adverse effect upon, the business, properties, condition (financial or otherwise) or prospects of the Fund; (b) a material impairment of the ability of the Fund to make payments of principal and interest on the Loan and to avoid any Event of Default (not including any Event of Default under SECTION 7.1(k) or any Event of Default arising from a possible breach of SECTION 6.12 which has not yet occurred); or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Fund of the Loans.

     "NET ASSET VALUE" means, at any date, Total Assets LESS Total Liabilities.

     "NON-UNITED STATES PERSON" means any corporation, partnership, association or trust that is organized under the laws of a jurisdiction other than the United States of America or one of its states.

     "NOTE" means the promissory note of the Fund, substantially in the form set forth as EXHIBIT 2.2.

     "OBLIGATIONS" means all obligations (monetary or otherwise) of the Fund to the Bank under the Credit Documents, including (a) all obligations to make payments to the Bank of, and in respect of the principal amount of and interest on, the Loans and (b) all obligations of the Fund to the Bank in respect of fees, costs, expenses and indemnification under SECTIONS 8.4 and 8.5.

     "ORGANIZATION DOCUMENTS" means, for the Fund, the Trust Agreement, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of the Fund and all applicable resolutions of the board of trustees (or any committee thereof) of the Fund.

     "OTHER TAXES" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

     "PARTICIPANT" is defined in SECTION 8.7(b).

     "PERSON" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "PLAN" means any "pension plan" or "welfare benefit plan" as such terms are defined in ERISA.

     "REGULATION U" means the FRB's Regulation U.

     "RELATED PARTY" means, with respect to the Fund and for purposes of SECTION
6.16 only, any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Fund, (ii) which beneficially owns or holds 5% or more of the equity interest of the Fund or (iii) 5% or more of the equity interest of which is beneficially owned or held by the Fund. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "SENIOR EXTENDABLE NOTES" means the notes issued pursuant to the Indenture.

     "SUBSIDIARY" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "SWAP CONTRACT" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement (including any option to enter into any of the foregoing).

     "TARGET" has the meaning specified in the definition of "Change in Control".

     "TAXES" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

     "TERMINATION DATE" means June 14, 1999 for the Initial Loan and three years after the applicable Loan Date for each Additional Loan.

     "TOTAL ASSETS" means, with respect to the Fund as of any date, the aggregate amount of all items that would be set forth as assets on a balance sheet of the Fund on such date prepared in accordance with GAAP. The assets of the Fund shall be valued in accordance with the Act, the rules and regulations under the Act, and the valuation procedures set forth in its original prospectus. Upon the written request of the Bank, the Fund shall promptly furnish all such information as the Bank shall reasonably request relating to the value of any portfolio security or other asset of the Fund or the assignment of values thereto by the Fund or any other Person.

     "TOTAL LIABILITIES" means, with respect to the Fund as of any date, the aggregate amount of all items that would be set forth as liabilities on a balance sheet of the Fund on such date prepared in accordance with GAAP.

     "TRUST AGREEMENT" means the Fund's Agreement and Declaration of Trust or similar instrument, as amended from time to time.

     "UNITED STATES" or "U.S." means the United States of America, its 50 States and the District of Columbia.

                                   SCHEDULE II

                              ADDRESSES FOR NOTICES

BANK OF AMERICA NATIONAL TRUST
   AND SAVINGS ASSOCIATION
------------------------------

Bank of America National Trust
   and Savings Association
231 South LaSalle Street
Chicago, Illinois 60697

Attention: Elizabeth Bishop
Telephone: (312) 828-6550
Facsimile: (312) 987-0889

COLONIAL INTERMEDIATE HIGH INCOME FUND
--------------------------------------

Colonial Intermediate High Income Fund
One Financial Center
Boston, Massachusetts 02111-2621

Attention: Carl C.  Ericson
Telephone: (617) 772-3735
Facsimile: (617) 772-3995

                                   EXHIBIT 2.2

                                 Non-Negotiable

                                 PROMISSORY NOTE

$44,900,000                                                 as of May 19, 1998


     FOR VALUE RECEIVED, the undersigned (the "Fund"), promises to pay to Bank of America National Trust and Savings Association (the "Bank"), as set forth in the Credit Agreement hereinafter referred to and on the applicable Termination Dates (as defined in the Credit Agreement) the principal sum of FORTY FOUR MILLION NINE HUNDRED THOUSAND DOLLARS ($44,900,000) or, if less, the then aggregate unpaid principal amount of the Loans, (as such term is defined in the Credit Agreement) as has been borrowed by the Fund under the Credit Agreement. The Loans and all payments of principal shall be recorded by the holder in its records.

     Anything in this Note to the contrary notwithstanding, the Fund shall be liable hereunder only for the Loans borrowed by the Fund under the Credit Agreement and other obligations with respect thereto. The sole source of repayment of the principal of and interest on the Loans hereunder and other obligations with respect thereto shall be the revenues and assets of such Fund.

     The Fund further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.

     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at Bank of America National Trust and Savings Association, or at such other place as may be designated by the Bank to the Fund in writing.

     This Note is the Note referred to in, and evidences indebtedness incurred under, an Amended and Restated Credit Agreement dated as of May 19, 1998 (herein, as it may be amended, modified or supplemented from time to time, called the "Credit Agreement") among the Fund, the other parties thereto and the Bank, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Fund is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

     A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston, and notice is hereby given that none of the shareholders, trustees, officers, employees and other agents of the Fund shall be personally bound by or liable for any indebtedness, liability or obligation arising hereunder, nor shall resort be had to their private property for the satisfaction of any obligations or claim arising hereunder.

     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

     This Note is made under and governed by the internal laws of the State of Illinois.

                                           COLONIAL INTERMEDIATE HIGH
                                           INCOME FUND

                                           By: _____________________________
                                           Title: __________________________


                                      III-2

                          LOANS AND PRINCIPAL PAYMENTS

------------------------------------------------------------------------------------------------

                                        Amount of         Unpaid
                 Amount of             Principal         Principal                     Notation
Date             Loan Made              Repaid            Balance          Total       Made By
----             ---------             ----------        ---------         -----       --------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

                                 EXHIBIT 4.1(c)

                                _____________ , 1998


To       Bank of America National Trust
            and Savings Association
         231 South LaSalle Street
         Chicago, IL 60697

Ladies and Gentlemen:

     This opinion is being furnished to you pursuant to Section 4.1(c) of the Credit Agreement dated as of , 1998 (the "Credit Agreement") between Colonial Intermediate High Income Fund (the "Fund") and Bank of America National Trust and Savings Association (the "Bank"), in connection with the closing held this day under the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

     We have acted as counsel to the Fund in connection with the Credit Agreement and as such are familiar with the proceedings taken by it in connection therewith.

     We have participated in the preparation of the Credit Agreement and the Note being delivered today and have examined copies of the foregoing, executed by the Fund. We have also examined such certificates, documents and records, and have made such examination of laws, as we have deemed necessary to enable us to render the opinions expressed below. In addition, we have examined and relied as to matters of fact upon representations and warranties contained in the Credit Agreement and in certificates, copies of which have been furnished to you, and upon the covenants contained in the Credit Agreement as to the application of the proceeds of the Loan made pursuant thereto.

     We call your attention to the fact that each of the Credit Agreement and the Note provides that it is to be governed by and construed in accordance with the laws of the State of Illinois, and we understand that you are relying on the advice of your own counsel with respect to all matters involving Illinois law. For purposes of rendering the opinions expressed in paragraphs 3, 4 and 5 below, we have assumed that each of the Credit Agreement and the Note provides that it is to be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.


                                Exhibit 4.1(c)-1

Bank of America National Trust
   and Savings Association                                ______________ , 1998

     The opinions expressed below are limited to matters governed by the internal laws of The Commonwealth of Massachusetts and the federal laws of the United States. Notwithstanding the foregoing, we express no opinion as to the securities or "blue sky" laws of any state, territory or possession of the United States of America, including those of The Commonwealth of Massachusetts.

     The opinions in paragraph 5 and 6 below assume that one or more Forms FR U-1 have been duly signed by the Fund and accepted by a duly authorized officer of the Bank in accordance with the requirements of Regulation U of the Board of Governors of the Federal Reserve System and, in the event of any assignment of the Credit Documents or Loans to any other party (which must be a bank within the meaning of Regulation U) in accordance with the terms of the Credit Agreement, additional such forms are executed and accepted by such assignee.

     Based on the foregoing, we are of the opinion that:

          (a) The Fund is a legally organized and validly existing unincorporated voluntary association under and by virtue of the laws of The Commonwealth of Massachusetts.

          (b) The Fund has powers adequate for the execution, delivery and performance of the Credit Agreement and the Note and for the carrying on of the business now conducted by it.

          (c) The Credit Agreement has been duly authorized, executed and delivered by the Fund and (subject to the qualifications stated in the third to last paragraph hereof) is a legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.

          (d) The Note being delivered to you today has been duly authorized, executed and delivered by the Fund and (subject to the qualifications stated in the third to last paragraph hereof) is a legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.

          (e) The execution and delivery of the Credit Agreement and the Note being delivered to you today do not, and the performance by the Fund of the terms thereof applicable to it will not, result in any violation of, be in conflict with, constitute default under, or, result in the creation of a lien under, any term or provisions of: (i) the


                                Exhibit 4.1(c)-2

Bank of America National Trust
   and Savings Association                                  ____________ , 1998

     Declaration of Trust or By-laws of the Fund, (ii) any material provision in any material indenture, mortgage, agreement, or contract to which the Fund is a party or by which any of the Fund's properties may be bound which is included as an exhibit to the Fund's registration statement (as amended through the date hereof (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"), (iii) any federal or Massachusetts law, statute or governmental regulation, including, without limitation, the 1940 Act, or (iv) to our knowledge, any writ, order, or decision binding on the Fund.

          (f) No consent or approval of any federal or Massachusetts governmental authority is required to be obtained by the Fund in connection with the execution, delivery or performance of the Credit Agreement or the Note, nor for borrowings thereunder.

          (g) To our knowledge, the Fund is a registered, closed-end management investment company under the 1940 Act.

     Our opinions that each of the Credit Agreement and the Note being delivered to you today is a legal, valid and binding obligation, enforceable in accordance with its terms, is subject to (i)bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

     Our opinions expressed above are subject to the following qualifications:

          (i) The enforceability of the provisions of the Credit Agreement providing for indemnification may be affected by public policy considerations or court decisions which may limit the right of the indemnified party to obtain indemnification.

          (ii) We express no opinion as to the enforceability of any provision of the Credit Agreement which purports to grant the right of setoff to the Bank.


                                Exhibit 4.1(c)-3

Bank of America National Trust
   and Savings Association                                 _____________ , 1998

     The foregoing opinion is solely for your benefit and may not be relied on by any person other than you.

                                                     Very truly yours,










                                Exhibit 4.1(c)-4

                                  EXHIBIT 5.7-1

                             SCHEDULE OF LITIGATION

                                      NONE

                                  EXHIBIT 5.7-2

                       SCHEDULE OF CONTINGENT LIABILITIES

                                      NONE

                                   EXHIBIT 6.1

                       FORM OF BORROWING BASE CERTIFICATE

     Reference is made to that certain Amended and Restated Credit Agreement, dated as of May 19, 1998 (the "Credit Agreement"), between Colonial Intermediate High Income Fund and Bank of America National Trust and Savings Association. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

     Pursuant to the terms of the Credit Agreement, the undersigned (the "Fund"), hereby represents and certifies to the Bank that as of __________ __, 199_, (i) the Borrowing Base of the Fund was the amount shown in SUBPARAGRAPH
(j) below and (ii) the Asset Coverage Ratio was the ratio set forth in SUBPARAGRAPH (i) below, each calculated as follows:

     (a)     Value of Total Assets                    _____________

     (b)     MINUS all liabilities and
             indebtedness not represented

             by senior securities                     _____________

     (c)     MINUS any asset with respect
             to which any payment is due
             but unpaid for at least thirty
             days or which is classified in

             default by the Advisor                   _____________

     (d)     MINUS any asset not rated or

             not rated at least B- or B-3             _____________

     (e)     PLUS any asset (which is part
             ----
             of an issue of at least
             $100,000,000 underwritten by
             at least two major dealers)
             subtracted under clause (d)
             but rated at least CCC or Caa
             (but the amount under this
             clause (e) shall not exceed
             5% of total assets)                      _____________

     (f)     MINUS (without duplication)
             value of assets subject

             to Liens                                 ______________

     (g)     Adjusted Net Asset Value
             ((a) minus (b) minus (c)

             minus (d) plus (e) minus (f))            ______________

     (h)     Indebtedness                             ______________

     (i)     Asset Coverage - Ratio

             ((g) divided by (h))                     ______________

     (j)     Borrowing Base - Indebtedness

             Permitted [(g) times 1/3)                ______________

     The Asset Coverage Ratio of the Fund as set forth in its prospectus is not more restrictive than 3 to 1.

     A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston, and notice is hereby given that none of the shareholders, trustees, officers, employees and other agents of the Fund shall be personally bound by or liable for any indebtedness, liability or obligation arising hereunder, nor shall resort be had to their private property for the satisfaction of any obligations or claim arising hereunder.

Date:  _______________                         COLONIAL INTERMEDIATE
                                               HIGH INCOME FUND



                                               By:
                                                    ---------------------------
                                               Title:[Must be an Authorized
                                                     Officer]




                                      III-2